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                                                                      EXHIBIT 99


                                                   Contact: Sitrick And Company
                                                            Michael Sitrick
                                                            Jeff Lloyd
                                                            (310) 788-2850


            KOO KOO ROO, INC. AND FAMILY RESTAURANTS, INC. TO MERGE;
               IACOCCA CALLS COMBINATION AN "IDEAL STRATEGIC FIT"

        LOS ANGELES, CALIF., JUNE 10, 1998 - KOO KOO ROO, INC. (NASDAQ: KKRO), the operator of 38 branded restaurants renowned for its proprietary Original Skinless Flame Broiled Chicken, and Family Restaurants, Inc. (FRI), the largest operator of full service Mexican restaurants in the world, today announced the signing of a definitive agreement to merge.

        The merger agreement was unanimously approved by both companies' Boards of Directors. Merger documents are expected to be filed as part of a registration statement within the next few weeks, and proxy materials are expected to be mailed to Koo Koo Roo's stockholders within the next 60-90 days. FRI is the privately-held parent company of the El Torito and Chi-Chi's Mexican restaurant chains. It is primarily owned by affiliates of Apollo Advisors, L.P. and Leonard Green & Partners, L.P. and by FRI management.

        Lee Iacocca, Acting Chairman of the Board of Koo Koo Roo, called the combination of the two companies "an ideal strategic fit." He continued, "We


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believe the combination of these two companies will produce very powerful synergies and puts us on a solid platform from which we should be able to realize our full growth potential. As both acting Chairman and a shareholder of Koo Koo Roo, I am very excited about the prospects that the merger of these two companies brings."

        The transaction, which will create a 325 unit restaurant company with operations in 31 states and 11 foreign countries, is subject to Koo Koo Roo stockholder approval and other customary contingencies. FRI had revenues of approximately $462 million and EBITDA of approximately $18.4 million for the trailing twelve month period ended March 31, 1998. On a proforma basis for the same period, Koo Koo Roo had revenues of approximately $79.5 million, and an EBITDA loss from continuing operations of approximately $22.7 million, including approximately $20.6 million related to restructuring, store closings and other charges.

        Under the terms of the merger, Koo Koo Roo shareholders will receive one share of stock in the newly registered company - to be called Koo Koo Roo Enterprises, Inc, - in exchange for each share of Koo Koo Roo stock they currently own, representing approximately 33% of the new company. Concurrent with the signing of the merger agreement, FRI provided a $3 million loan to Koo Koo Roo, Inc. Additionally, in connection with the planned merger, FRI will issue new senior secured discount notes for net proceeds of approximately $21 million and is


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expanding its existing working capital line of credit by an additional $20 million. The transaction will be accounted for as a purchase.

        Kevin Relyea, Chairman of the Board, President and CEO of FRI, will hold the same positions in the new company. Messrs. Iacocca and William Allen, CEO of Koo Koo Roo, will remain with the merged company as members of the Board of Directors.

        Mr. Relyea said: "This merger will allow us to use the experience of our management team to maximize the synergies of our restaurant companies, including leveraging our purchasing power and support structure. In addition, there now is the financial capability to invigorate the company's expansion plan. We believe the new combined entity is well positioned for future growth. Together, the companies should be a powerful force in the market."

        He continued, "Koo Koo Roo has a product that is ideal for the growing home meal replacement segment. People love Koo Koo Roo's food."

        William Allen, CEO of Koo Koo Roo, stated, "The timing for the merger is perfect. Koo Koo Roo's management is completing a financial restructuring that has reduced overhead by $8 to $9 million per year and is in the process of selling off non-core assets. FRI has the management depth, expertise and a proven track record of running a large successful group of restaurants."


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        Mr. Allen added that FRI is the ideal strategic partner to expand the outstanding growth opportunities for the Koo Koo Roo concept without compromising its quality, service or value.

        FRI operates 273 full-service Mexican restaurants in 30 states, making it the largest operator of full-service Mexican restaurants in the world, both in number of restaurants and annual revenue. Approximately 65% of its restaurants are located in California, Ohio, Pennsylvania, Michigan, Illinois and Indiana. FRI is also the licensor of 21 restaurants outside the United States. FRI's restaurants operate primarily under the Chi-Chi's, El Torito, and Casa Gallardo concepts.

        Koo Koo Roo, Inc. operates 38 Koo Koo Roo California Kitchen restaurants which are located in California, Florida, and Nevada. Renowned for its proprietary Original Skinless Flame Broiled ChickenJ, Koo Koo Roo delivers a healthy alternative within the casual dining and take-home meal replacement market. In addition, Koo Koo Roo operates 14 Hamburger Hamlet restaurants in California and in the Washington, D.C. beltway area. A Canadian company in which Koo Koo Roo has a 28% investment also operates three Koo Koo Roo California Kitchen restaurants in Toronto. The company has announced the pending sale of its Arrosto Coffee Company and is continuing its previously announced efforts to divest Color Me Mine, a do-it yourself ceramic pottery concept.


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        F.M. Roberts & Company, Inc., of Los Angeles, provided investment banking advice and strategic counsel for Koo Koo Roo. Mr. Allen said that Fred Roberts did an outstanding job in bringing the parties together. Libra Investments, Inc., advised FRI in the merger.

        Forward-looking statements and comments in this press release are made pursuant to the safe-harbor provisions of Section 21E of the Securities Exchange Act of 1934. Such statements relating to, among other things, the prospects for the companies to complete the merger and enhance operating results, are necessarily subject to risks and uncertainties, some of which are significant in scope and nature. These risks are further discussed in the periodic reports and registration statements filed by KKR and FRI from time to time with the Securities and Exchange Commission.

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